Exhibit 10.3

Execution Version

[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED AND/OR IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

by and among

Vanguard Food GP LLC

and

THE MEMBERS NAMED HEREIN

dated as of

May 30, 2025

Page

Article 1 DEFINITIONS		1
1.1	Definitions.	1
1.2	Interpretation.	9
Article 2 ORGANIZATION		10
2.1	Formation.	10
2.2	Name.	10
2.3	Principal Office.	11
2.4	Registered Office; Registered Agent.	11
2.5	Purpose; Powers.	11
2.6	Term.	11
2.7	No State-Law Partnership.	11
Article 3 MEMBERSHIP INTERESTS		12
3.1	Membership Interest.	12
3.2	Certification of Membership Interests.	12
Article 4 MEMBERS		13
4.1	Admission of New Members.	13
4.2	Representations and Warranties of Members.	13
4.3	No Personal Liability.	15
4.4	No Withdrawal.	15
4.5	Certain Events.	15
4.6	Voting.	15
4.7	Meetings.	16
4.8	Quorum.	16
4.9	Action Without Meeting.	17
4.10	Power of Members.	17
4.11	No Management by Members.	17
4.12	No Interest in Company Property.	18
Article 5 DISTRIBUTIONS		19
5.1	General.	19
5.2	Tax Withholding; Withholding Advances.	19
5.3	Distributions in Kind.	20
Article 6 MANAGEMENT		21
6.1	Establishment of the Board.	21
6.2	Board Composition; Vacancies.	21
6.3	Removal; Resignation.	23
6.4	Meetings.	23
6.5	Quorum; Manner of Acting.	24

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(Continued)

Page

6.6	Action By Written Consent.	25
6.7	Major Decisions.	25
6.8	Compensation; No Employment.	25
6.9	Committees.	25
6.10	Officers.	26
6.11	No Personal Liability.	27
Article 7 TRANSFER		27
7.1	General Restrictions on Transfer.	27
7.2	Permitted Transfers.	28
7.3	Cooperation with Drag-Along Sale.	29
Article 8 COVENANTS		29
8.1	Confidentiality.	29
Article 9 ACCOUNTING; TAX MATTERS		30
9.1	Information Rights.	30
9.2	Inspection Rights.	31
9.3	Annual Budget and Business Plan.	31
9.4	Tax Treatment.	33
9.5	Tax Returns.	33
9.6	Company Funds.	33
Article 10 DISSOLUTION AND LIQUIDATION		33
10.1	Events of Dissolution.	33
10.2	Effectiveness of Dissolution.	33
10.3	Liquidation.	34
10.4	Cancellation of Certificate.	35
10.5	Survival of Rights, Duties, and Obligations.	35
10.6	Recourse for Claims.	35
Article 11 EXCULPATION AND INDEMNIFICATION		35
11.1	Exculpation of Covered Persons.	35
11.2	Liabilities and Duties of Covered Persons.	36
11.3	Indemnification.	36
11.4	Survival.	39
Article 12 MISCELLANEOUS		39
12.1	Expenses.	39
12.2	Further Assurances.	39
12.3	Notices.	39
12.4	Entire Agreement.	41
12.5	Severability.	41

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(Continued)

Page

12.6	Successors and Assigns.	41
12.7	No Third-Party Beneficiaries.	42
12.8	Amendment.	42
12.9	Waiver.	42
12.10	Governing Law.	43
12.11	Submission to Jurisdiction.	43
12.12	Waiver of Jury Trial.	43
12.13	Equitable Remedies.	43
12.14	Attorneys’ Fees.	44
12.15	Remedies Cumulative.	44
12.16	Counterparts.	44
12.17	Spousal Consent	44
12.18	Aggregate of Interests	44
Exhibit A FORM OF JOINDER AGREEMENT		1
Exhibit B INITIAL BUDGET & INITIAL BUSINESS PLAn		1
Exhibit C Spousal Consent		1
Schedule A MEMBERS SCHEDULE		1
Schedule B MANAGERS SCHEDULE		1
Schedule C Major Decisions		1

- iii -

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement of Vanguard Food GP LLC, a Delaware limited liability company (the “Company”), is entered into as of May 30, 2025 by and among the Company, the Initial Members executing this Agreement as of the date hereof and each other Person who after the date hereof becomes a Member of the Company and becomes a party to this Agreement by executing a Joinder Agreement.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on April 25, 2025 (the “Certificate of Formation”);

WHEREAS, SE NV, LLC d/b/a Sweat Equities, LLC entered into a Limited Liability Company Agreement of the Company on April 30, 2025 (the “Original Agreement”);

WHEREAS, the Initial Investors and Village Farms (each as defined herein) desire to amend and restate the Original Agreement in its entirety as set forth herein for the purposes of, and on the terms and conditions set forth in, this Agreement; and

WHEREAS, (a) the Partnership (as defined herein), (b) the Company, (c) Vanguard Food Holdings LLC, a Delaware limited liability company, (d) Vanguard Food LLC, a Delaware limited liability company, (e) Vanguard Produce Canada ULC, a British Columbia unlimited liability company, (f) Village Farms International, Inc., a Canadian corporation, (g) Village Farms Canada LP, a Canadian limited partnership, (h) Village Farms, LP, a Delaware limited partnership, (i) Kennedy Lewis Capital Partners Master Fund II LP, a Cayman Islands exempted limited partnership (“KL Fund”), and (j) Sweat Equities SPV LLC, a Delaware limited liability company (“Sweat SPV”) have entered into a Framework Agreement regarding Partnership and Membership Interests, Contributions and Exchanges, dated as of May 12, 2025 (the “Framework Agreement”), pursuant to which Village Farms has made certain asset contributions and KL Fund and Sweat SPV have made certain cash contributions, in each case, to the Company in exchange for the issuance of Membership Interests (as defined herein) to Village Farms, KL Fund and Sweat SPV on the terms and conditions fully set forth herein and therein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

1.1 Definitions.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Alternate” has the meaning set forth in Section 6.2(b).

“Annual Budget” means a budget for the Company and Company Subsidiaries for the relevant calendar year, which budget, among other things: (a) will set forth budgeted amounts on a calendar month basis; (b) will be consistent with the Business Plan and; (c) will set forth such other information as the Board shall determine from time to time.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the Canadian Corruption of Foreign Public Officials Act, the U.K. Bribery Act and any other Applicable Law or regulation concerning corruption, public or commercial bribery, cartel formation, bid-rigging, fraud, money laundering, know-your-customer requirements, terrorist financing or criminal association.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority, and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Appointing Member” has the meaning set forth in Section 6.2(b).

“Approved Annual Budget” has the meaning set forth in Section 9.3(a).

“Approved Business Plan” has the meaning set forth in Section 9.3(a).

“As-Converted Basis” has the meaning given to such term in the Partnership Agreement.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

“Board” has the meaning set forth in Section 6.1.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York and Orlando, Florida are authorized or required to close.

“Business Plan” means the then-current five (5)-year business plan for the Company and the Company Subsidiaries approved in accordance with this Agreement.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Fair Market Value of any property contributed to the Company (as of the date of contribution) by such Member (or its Affiliate holding Units of the Partnership).

“Certificate of Formation” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unitholder” means a limited partner of the Partnership holding Common Units.

“Common Units” has the meaning given to such term in the Partnership Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 5.2(c).

“Company Subsidiary” means the Partnership, any Subsidiary of the Partnership and any Subsidiary of the Company.

“Competitor” has the meaning given to such term in the Partnership Agreement.

“Confidential Information” has the meaning set forth in Section 8.1(a).

“Control,” “Controlled by,” and “under common Control with” as used with respect to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Person” has the meaning set forth in Section 11.1(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq., and any successor statute, as it may be amended from time to time.

“Designated Managers” has the meaning set forth in Section 6.2(a)(ii).

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Executive Chairman” has the meaning set forth in Section 6.2(d).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller without giving effect to any minority discount or control premium for such asset in an arm’s length negotiated transaction without time constraints, as determined in good faith by the Board or the Liquidator, as the case may be, based on such factors as the Board or the Liquidator, in the exercise of its reasonable business judgment, considers relevant.

“Family Member” means the applicable Person’s spouse, parent, sibling, descendant (including adoptive relationships and stepchildren), and the spouse of each such natural person.

“Financing Document” means any credit agreement, guarantee, financing, or security agreement or other agreements or instruments governing indebtedness of the Company or any of the Company Subsidiaries.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Framework Agreement” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles in the United States of America, as of the applicable time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Incentive Plan” has the meaning given to such term in the Partnership Agreement.

“Incentive Units” has the meaning given to such term in the Partnership Agreement.

“Initial Budget” has the meaning set forth in Section 9.3(a).

“Initial Business Plan” has the meaning set forth in Section 9.3(a).

“Initial Investors” means KL Fund and Sweat SPV and any of their Permitted Transferees under Section 7.2(a).

“Initial Member” has the meaning set forth in the definition of the term Member.

“Investor Managers” has the meaning set forth in Section 6.2(a)(i).

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“KL Fund” has the meaning set forth in the Recitals.

“KL Member” means any member of the Company that is an Affiliate of KL Fund and its Permitted Affiliate Transferees.

“Liquidator” has the meaning set forth in Section 10.3(a).

“Lock-up Period” means the period beginning on the date hereof and ending on the second anniversary of such date.

“Losses” has the meaning set forth in Section 11.3(a).

“Major Decision” has the meaning set forth in Section 6.7.

“Manager” has the meaning set forth in Section 6.1.

“Manager Conflict of Interest” means any decision or resolution of the Company or any Company Subsidiary (in each case, other than in connection with any issuance or sale of New Securities offered to the Limited Partners in compliance with the preemptive rights provided for in Article 9 of the Partnership Agreement) in respect of which (a) the Manager in question has a material interest (which, for the avoidance of doubt, shall include an equity interest of 10% or more), (b) any Affiliate or employer of such Manager has such an interest or (c) any Family Member of such Manager has such an interest; provided, that no distribution made pursuant to, and in accordance with, Article 5 or issuances made pursuant to, and in accordance with, Section 5.1 shall be considered a Manager Conflict of Interest.

“Managers Schedule” has the meaning set forth in Section 6.2(f).

“Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Member” means (a) each Person identified on the Members Schedule as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof (each, an “Initial Member”), and (b) each Person who is hereafter admitted as a member of the Company in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company’s books and records as the owner of a Membership Interest. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Conflict of Interest” means any decision or resolution of the Company or any Company Subsidiary (in each case, other than in connection with any issuance or sale of New Securities offered to the Limited Partners in compliance with the preemptive rights provided for in Article 9 of the Partnership Agreement) to (a) enter into, amend, modify, terminate, enforce, exercise or waive any rights under, any transaction, contract or other agreement involving assets with a value, or assumption of obligations, of more than $1,000,000 in the aggregate on an annual basis, (b) initiate, defend or settle any claim, arbitration or litigation, in each case of the foregoing clauses (a) and (b), between (i) the Company or any Company Subsidiary, on the one hand, and (ii) any Member or any of its Member Group, on the other hand; provided, that no distribution made pursuant to, and in accordance with, Article 5 or issuance made pursuant to, and in accordance with, Section 5.1 shall be considered a Member Conflict of Interest.

“Member Group” means, collectively, (a) a Member, (b) its Affiliates and (c) in the case of any Initial Investor, (i) such Initial Investor’s and its Affiliates’ respective Affiliated investment funds and (ii) any fund, investor, entity, or account that is managed, sponsored, advised, or sub-advised by such Initial Investor or any of its Affiliates.

“Member Indemnitors” has the meaning set forth in Section 11.3(f).

“Members Schedule” has the meaning set forth in Section 3.1.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to a distributive share of the assets of the Company, (b) to vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement, and (c) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Non-Qualified Person” means any Person (other than a Member) (a) that is a Sanctioned Person or a Person controlled by a Sanctioned Person, (b) that is not able to make the representations and warranties set forth in Section 4.2 as of the time such Person acquires the applicable Membership Interest, that does not assume the rights and obligations of the Member Transferring the applicable Membership Interest under this Agreement or that is not legally capable of acquiring the Membership Interest, (c) that is an adverse party to the Company and/or any Company Subsidiary in any pending legal proceeding or arbitration, (d) where the acquisition or holding of a Membership Interest by such Person would result in the violation of Anti-Corruption Laws, Sanctions or any other Applicable Law pertaining to the Company or the Members or (e) that is an Affiliate of any Person described in the foregoing clauses (a) – (d).

“Notices” has the meaning set forth in Section 12.3.

“Officers” has the meaning set forth in Section 6.10.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization, (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise), (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement, and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Original Agreement” has the meaning set forth in the Recitals.

“Ownership Percentage” means the “Ownership Percentage” (as defined in the Partnership Agreement) that a Member’s Member Group has in the Partnership (without double counting).

“Partnership” means Vanguard Food LP, a Delaware limited partnership.

“Partnership Agreement” means that certain Amended & Restated Limited Partnership Agreement of the Partnership, dated as of the date hereof, by and among the Company, as general partner, and the limited partners of the Partnership, as it may be amended, modified, supplemented or restated from time to time.

“Permitted Affiliate Transferee” means a recipient of a Permitted Transfer in accordance with Section 7.2(a).

“Permitted Transfer” means a Transfer of a Membership Interest carried out pursuant to Section 7.2.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means any individual, partnership, joint venture, corporation, trust, association, unincorporated organization, limited liability company, Governmental Authority, and any other entity.

“Preferred Majority-In-Interest” has the meaning set forth in Section 6.2(a)(i).

“Preferred Unitholder” means a limited partner of the Partnership holding Preferred Units.

“Preferred Units” has the meaning given to such term in the Partnership Agreement.

“Qualified Member” has the meaning set forth in Section 9.2.

“Representative” means, as to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives and advisors (including financial advisors, counsel, and accountants).

“Sanctioned Person” means any Person that is: (a) the target of Sanctions, including any Person(s) listed on any Sanctions list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List, any lists administered by Global Affairs Canada and Public Safety Canada; (b) listed on the U.S. Department of Commerce’s Bureau of Industry and Security’s Entity List and the UFLPA Entity List; (c) located, organized, or resident in any Sanctioned Country; or (d) owned or controlled by (within the meaning of the relevant Sanctions) any Person(s) that are described in clause (a).

“Sanctioned Country” means any country or territory that (a) is the target of comprehensive Sanctions (including Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Kherson, Zaporizhzhia and such other regions of Ukraine over which a Sanctions authority imposes comprehensive Sanctions); (b) whose government is the target of Sanctions (including Venezuela) or (c) that is otherwise the target of broad Sanctions restrictions (including Afghanistan, Russia and Belarus).

“Sanctions” means economic, financial and trade sanctions administered or enforced by the United States (including OFAC, U.S. Department of State, and the Bureau of Industry and Security of the U.S. Department of Commerce); European Union and each of its member states; United Kingdom (including His Majesty’s Treasury); Canada (including by Global Affairs Canada and Public Safety Canada); and United Nations Security Council.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SM&D Agreement” means that certain Sales, Marketing and Distribution Agreement, dated as of the date hereof, by and between Village Farms Canada Limited Partnership and Vanguard Food LLC.

“Specified Indemnified Persons” has the meaning set forth in Section 11.3(f).

“Spousal Consent” has the meaning set forth in Section 12.17.

“Spouse” means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Member.

“Standard of Care” has the meaning set forth in Section 11.1(b).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, and other Persons with respect to which such Person, directly or indirectly, owns more than fifty percent (50%) of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity or otherwise has the right to exercise management Control with respect to or direct the policies of such Person.

“Sweat Member” means Sweat SPV or its Permitted Affiliate Transferee.

“Sweat SPV” has the meaning set forth in the Recitals.

“Taxing Authority” has the meaning set forth in Section 5.2(b).

“Transaction Documents” has the meaning set forth in the Framework Agreement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively. Notwithstanding anything to the contrary set forth herein, any Transfer of equity interests in the Initial Investors, in their respective limited partners and/or indirect owners, or in any of their respective successors or assigns shall not be considered a “Transfer” under this Agreement or the Partnership Agreement; provided, that in the case of KL Member, it remains exclusively controlled by Kennedy Lewis

Investment Management LLC, and in the case of Sweat Member, it remains exclusively controlled by Charles Monroe Sweat.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“TSA” means that certain Transition Services Agreement, dated on or about the date hereof, by and among (a) Village Farms International, Inc., Village Farms, L.P., and Village Farms Canada Limited Partnership, on the one hand, and (b) Vanguard Food LP, Vanguard Food GP LLC, Vanguard Food Holdings LLC, Vanguard Food LLC and Vanguard Food Canada, on the other hand.

“Units” has the meaning given to such term in the Partnership Agreement.

“Village Farms” means Village Farms International, Inc., VF Canada LP, VF LP (and any successor in interest thereto) and any Permitted Transferee under Section 7.2(a).

“Village Farms Managers” has the meaning set forth in Section 6.2(a)(ii).

“Withholding Advances” has the meaning set forth in Section 5.2(b).

1.2 Interpretation.

(a) In this Agreement, unless the context otherwise requires: (i) words of the masculine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and, with correlative meaning, “include”) means including without limitation; (v) reference to any Law means such Law as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; (vi) any agreement, instrument or insurance policy defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or insurance policy as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; (vii) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule,” “Annex” and “Exhibit” are intended to refer to Sections, Schedules, Annexes and Exhibits to this Agreement; (viii) unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof; (ix) except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”; (x) the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation; (xi) when used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”; (xii) references herein to a party are references to the parties to this Agreement, except to the extent the context expressly provides otherwise; (xiii) all references in this Agreement to “dollars” or “$” mean the lawful currency of the United States of America; and (xiv) where this Agreement calls for the taking of any action on or no later than a date that is not a Business Day, the date or deadline for taking such action shall be the first Business Day following such date.

(b) The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Schedules attached hereto) and have contributed to its revision and (iii) any rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement.

Article 2
ORGANIZATION

2.1 Formation.

(a) The Company was formed on April 25, 2025, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The Original Agreement was entered into by SE NV, LLC d/b/a Sweat Equities, LLC on April 30, 2025. This Agreement amends, restates, and supersedes the Original Agreement in its entirety.

(b) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

2.2 Name.

The name of the Company is “Vanguard Food GP LLC” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.” The Board shall give prompt notice to each of the Members of any change to the name of the Company.

2.3 Principal Office.

The principal office of the Company is located at 90 Colonial Center Parkway, Lake Mary, Florida 32746, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

2.4 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

2.5 Purpose; Powers.

(a) The purpose of the Company is to act as the general partner of the Partnership. The Company is authorized to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

2.6 Term.

The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

2.7 No State-Law Partnership.

The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Member, Manager, or Officer of the Company, for any purposes.

Article 3
MEMBERSHIP INTERESTS

3.1 Membership Interest.

The Company is authorized to issue a single class of limited liability company interests designated “Membership Interests” to the holders of Common Units and Preferred Units of the

Partnership. Each Person that holds Common Units or Preferred Units of the Partnership shall either become a Member of the Company or designate a Permitted Affiliate Transferee as a Member of the Company. No Person that holds Incentive Units of the Partnership in its capacity as such shall be entitled to become a Member of the Company, or be entitled to vote on any matters required or permitted to be voted on by the Members hereunder. Each Member of the Company shall be issued a Membership Interest. The Board shall maintain a schedule of all Members and their respective mailing addresses (the “Members Schedule”), and shall update the Members Schedule to reflect the admission of any new Member pursuant to Section 4.1, any Transfer in accordance with Article 7, or upon the Company’s receipt of notice of a change of address of any Member. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A.

3.2 Certification of Membership Interests.

(a) The Board in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Membership Interest held by such Member.

(b) In the event that the Board shall issue certificates representing Membership Interests in accordance with Section 3.2(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VANGUARD FOOD GP LLC, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND THEIR OFFER AND SALE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY U.S. STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE U.S. STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

Article 4
MEMBERS

4.1 Admission of New Members.

(a) New Members shall be admitted from time to time (i) in connection with an issuance of Units by the Partnership to any Person who is not already a Common Unitholder or Preferred Unitholder, subject to compliance with the provisions of Section 7.1(d), and (ii) in connection with a Transfer of Units of the Partnership, subject to compliance with the provisions of Article 7, and in either case, in accordance with Section 4.1(b).

(b) In order for any Person not already a Member to be admitted as a Member, whether pursuant to an issuance or Transfer (including a Permitted Transfer), such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement and, if such Person is an individual who has a Spouse, an executed written undertaking from such Spouse substantially in the form of the Spousal Consent. Upon the amendment of the Members Schedule by the Board and the satisfaction of any other applicable conditions as may reasonably be deemed necessary or appropriate by the Board, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Membership Interest or the delivery of any certificate representing the Membership Interest, duly endorsed to the Transferee to which the transferred Membership Interest is to be Transferred, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued their Membership Interest.

4.2 Representations and Warranties of Members.

By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to Section 4.1, represents and warrants to the Company and acknowledges that:

(a) The Membership Interests have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering, and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b) Such Member (i) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and (ii) agrees not to take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Membership Interest;

(c) Such Member’s Membership Interest is being acquired for such Member’s own account solely for investment and not with a view to resale or distribution thereof;

(d) Such Member has conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Company Subsidiaries and such Member acknowledges that they have been provided adequate access to the personnel, properties, premises, and records of the Company and the Company Subsidiaries for such purpose;

(e) The determination of such Member to acquire a Membership Interest has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Company Subsidiaries that may have been made or given by any other Member or by any Affiliate or Representative of any other Member;

(f) Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(g) Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(h) The execution, delivery, and performance of this Agreement or the Joinder Agreement by such Member (i) if it is an entity, have been duly authorized by all requisite entity action on the part of such Member and do not require such Member to obtain any consent or approval that has not been duly obtained; and (ii) do not contravene in any material respect or result in a default under (A) any provision of any law or regulation applicable to such Member; (B) if such Member is an entity, its governing documents; or (C) any agreement or instrument to which such Member is a party or by which such Member is bound;

(i) This Agreement is valid, binding, and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and

(j) Neither the issuance of a Membership Interest to such Member nor any provision contained herein will entitle such Member to remain in the employment of the Company or any Company Subsidiary or affect the right of the Company or any Company Subsidiary to terminate such Member’s employment at any time for any reason, other than as otherwise provided in such Member’s employment agreement or other similar agreement with the Company or Company Subsidiary, if applicable.

None of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s representations and warranties made by such Member in the Framework Agreement or the Partnership Agreement, as applicable.

4.3 No Personal Liability.

Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or of any Company Subsidiaries or other Members, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

4.4 No Withdrawal.

A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in Section 18-304 of the Delaware Act. So long as a Member (or its applicable Affiliate) continues to hold any Units of the Partnership, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member (or its applicable Affiliate) ceases to hold any Units of the Partnership, such Person shall no longer be a Member.

4.5 Certain Events.

The death, retirement, resignation, expulsion, Bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Delaware Act shall not, in and of itself, cause the dissolution of the Company. In such event, the Company and its business shall be continued by the remaining Members and, in the case of death of a Member, the Membership Interest owned by the deceased Member shall automatically be Transferred to such Member’s executors, administrators, testamentary trustees, legatees, or beneficiaries, as applicable, as Permitted Transferees; provided, that within a reasonable time after such Transfer, the applicable Permitted Transferees shall sign a written undertaking substantially in the form of the Joinder Agreement and take any other action required under Section 4.1(b) as a condition to their admission as a Member.

4.6 Voting.

Except as otherwise provided by this Agreement or as otherwise required by the Delaware Act or Applicable Law, each Member shall be entitled to one vote per Common Unit or Preferred Unit of the Partnership on an As-Converted Basis held by such Member (or its applicable Affiliate) on all matters upon which the Members have the right to vote under this Agreement. Without the requisite affirmative vote or written consent of the Members, none of the Company, the Board, or any committee thereof shall take any of the actions or decisions that expressly require approval by the Members under this Agreement. With respect to any matter expressly requiring approval by the Members under this Agreement, each Member shall be entitled to cast the number of votes equal to the number of Common Units and Preferred Units of the Partnership on an As-Converted Basis held by such Member (or its applicable Affiliate). Fractional votes must be counted.

4.7 Meetings.

(a) Calling the Meeting. Meetings of the Members may be called by (i) the Board or (ii) by a Member or group of Members that (together with the other members of its or their respective Member Groups) has an aggregate Ownership Percentage of at least [***Redacted – Commercially Sensitive Information***].

(b) Notice. Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purpose(s) for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Member, by or at the direction of the Board or the Member(s) calling the meeting, as the case may be. The Members may hold meetings at the Company’s principal office or at such other place as the Board or the Member(s) calling the meeting may designate in the notice for such meeting.

(c) Participation. Any Member may participate in a meeting of the Members by means of video call, conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Vote by Proxy. On any matter that is to be voted on by the Members, any Member entitled to vote on such matter may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e) Conduct of Business. The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by the Members; provided, that the Members entitled to vote on any applicable matters shall have been notified of the meeting in accordance with Section 4.7(b). Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

4.8 Quorum.

A quorum of any meeting of the Members shall require the presence of the Member or Members holding (or whose applicable Affiliate holds) the minimum number(s) of Units of the Partnership required to approve the matters proposed for such meeting in accordance with this Agreement (and to the extent that the number of Units of the Partnership is sufficient to approve some, but not all matters proposed for such meeting, only those matters for which the number of Units of the Partnership is sufficient shall be discussed or submitted to a vote). Subject to Section 4.9, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 4.9, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of the Member or Members holding (or whose applicable Affiliate holds) the minimum number(s) of Units of the Partnership required to approve such action in accordance with this Agreement.

4.9 Action Without Meeting.

Notwithstanding the provisions of Section 4.7 and Section 4.8, any matter that is to be voted on, consented to, or approved by the Members may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding (or whose applicable Affiliate holds) not less than the minimum number of Units of the Partnership required to approve such matter in accordance with this Agreement. A record shall be maintained by the Board of each such action taken by written consent of a Member or Members.

4.10 Power of Members.

The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Delaware Act. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Member, in their capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

4.11 No Management by Members.

(a) General. Except as provided in this Agreement and except for situations in which the approval of any or all Members is expressly required by this Agreement or non-waivable provision of the Delaware Act, (i) all of the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board and (ii) the Board shall make all decisions and take all actions for the Company not otherwise provided for in this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Board and each Manager shall act in good faith and in accordance with the provisions of this Agreement, and no individual Manager, as such, shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Board in accordance with this Agreement.

(b) No Right to Manage. The Members shall have no power to participate in the management or affairs of the Company other than the right to appoint Managers as provided in Section 6.2 or with respect to matters that require approval of the Members as expressly set forth in this Agreement or required by the Delaware Act. The Members shall not have meetings or voting rights with respect to the management of the Company and shall not be entitled to vote on or consent to or approve or disapprove actions or decisions regarding the Company except as expressly provided herein or as required by the Delaware Act. Accordingly, no Member shall be considered an agent of the Company solely by virtue of being a Member.

(c) The Members will cause such documents to be executed and such other things and acts to be done to ensure that, at all times, the provisions of this Section 4.11 are in effect and are complied with.

4.12 No Interest in Company Property.

No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Article 5
DISTRIBUTIONS

5.1 General.

(a) Any distribution paid by the Company will be paid to the Members pro rata in proportion to their (or their applicable Affiliate’s) holdings of Common Units and Preferred Units of the Partnership on an As-Converted Basis.

(b) Subject to Section 5.1(c), the Board shall have sole discretion regarding the amounts and timing of distributions to Members, subject to (i) the restrictions under any Financing Document of the Company and its Subsidiaries (including debt instruments that have restrictions on or priority over distributions), (ii) Applicable Law and (iii) the maintenance by the Company and its Subsidiaries of appropriate reserves of such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law.

5.2 Tax Withholding; Withholding Advances.

(a) Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board:

(i) an affidavit in form satisfactory to the Board that such Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign, or other Applicable Law;

(ii) any certificate that the Board may reasonably request with respect to any such laws; and/or

(iii) any other form or instrument reasonably requested by the Board relating to such Member’s status under such law.

If a Member fails or is unable to deliver to the Board the affidavit described in Section 5.2(a)(i), the Board may withhold amounts from such Member in accordance with Section 5.2(b).

(b) Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Board based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 5.2(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement and.

(c) Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution); or

(ii) with the consent of the Board, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.2, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Overwithholding. Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

(f) Survival. The provisions of this Section 5.2 and the obligations of a Member pursuant to Section 5.2 shall survive the termination, dissolution, liquidation, and winding up of the Company or the Transfer of such Member’s Units of the Partnership (or the Units of the Partnership held by its Affiliate).

5.3 Distributions in Kind.

(a) The Board is hereby authorized, in its sole discretion, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 5.1.

(b) Any distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Article 6
MANAGEMENT

6.1 Establishment of the Board.

A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 6.2 and constitute the “managers” (as that term is defined in the Delaware Act) of the Company. Subject to Section 6.7, Section 6.9 and Section 6.10, the business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority, and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

6.2 Board Composition; Vacancies.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of managers constituting the Board is at all times five (5). The Board shall be comprised as follows:

(i) two (2) individuals designated by the Members holding (or whose Affiliates hold) a majority of the Preferred Units of the Partnership (the “Preferred Majority-In-Interest” and their designees, the “Investor Managers”);

(ii) two (2) individuals designated by Village Farms for so long as it holds any equity securities in the Partnership (the “Village Farms Managers” and together with the Investor Managers, the “Designated Managers”); and

(iii) the Chief Executive Officer of the Company.

(b) Each of the Preferred Majority-In-Interest, on the one hand, and Village Farms, on the other hand (each, an “Appointing Member”), may appoint one (1) individual to serve as an alternate for their respective Designated Managers (each such individual, an “Alternate”). Each such Alternate shall be designated by the applicable Appointing Member by written notice to the Board, and shall be deemed to be a Manager for all purposes hereunder when fulfilling his or her role as an alternate in place of either of the Designated Managers for whom he or she serves as an alternate. Alternates will receive (at the same time as Managers) all information provided to the Managers, and shall be permitted to attend Board meetings and vote in the absence of either relevant Designated Manager; provided, that any Alternate appointed by an Appointing Member in accordance with this Section 6.2(b) may only attend a meeting of the Board when either of the Designated Managers for whom he or she serves as an Alternate is not present.

(c) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation, or removal of any Designated Manager, then the applicable Appointing Member shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

(d) The Board shall appoint one (1) natural Person as the executive chairman of the Board upon the written request of the Preferred Majority-In-Interest (the “Executive Chairman”); provided, that, the Executive Chairman must be one of the existing Investor Managers. Each Executive Chairman shall serve in such capacity for a term of two (2) years (unless the Executive Chairman earlier resigns or is removed by the remaining members of the Board, or the Board unanimously approves a shorter term). The Executive Chairman may be removed or replaced at any time, with or without cause, by the remaining members of the Board upon the written request of the Preferred Majority-In-Interest. The Executive Chairman shall call meetings of the Board to order and perform such other functions as designated from time to time by the Board. If the Executive Chairman is not present at a meeting of the Board or is otherwise unable or unwilling to act as Executive Chairman, then the other Managers present at such meeting may, by simple majority vote, designate one (1) Manager among them to serve as temporary acting Executive Chairman for purposes of such meeting. The Executive Chairman (and any temporary acting Executive Chairman) will have a vote on the Board as a Manager but will not have an additional vote or a casting vote on any matter being decided on by the Board in their capacity as Executive Chairman; provided, that until the appointment of the Chief Executive Officer of the Company, the Executive Chairman shall have a casting vote on the Board.

(e) If any person serving as the Chief Executive Officer of the Company resigns, is removed, or is otherwise replaced, such person shall automatically, and without any action by the Board or Members, cease to be a Manager, and the Company’s successor Chief Executive Officer appointed pursuant to Section 6.10 shall automatically become a Manager.

(f) The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the removal or replacement of any Manager in accordance with this Section 6.2 or Section 6.3. A copy of the Managers Schedule as of the execution of this Agreement is attached hereto as Schedule B.

6.3 Removal; Resignation.

(a) A Designated Manager or an Alternate may at any time be replaced or removed from the Board, with or without cause, upon, and only upon, written notice by the applicable Appointing Member to the Board. The Chief Executive Officer may be removed in the same manner as any other Officer of the Company, in accordance with Section 6.10.

(b) A Manager or an Alternate may resign at any time from the Board by delivering their written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

6.4 Meetings.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate; provided, that the Board shall meet at least once each fiscal quarter. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers (and any Alternate(s)) participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least three (3) Business Days prior to each such meeting, unless emergency circumstances require a shorter period (which shall not be less than 1 Business Day).

(b) Special Meetings. Special meetings of the Board shall be held on the call of any two (2) Managers upon at least three (3) Business Days’ written notice to the Managers, or upon such shorter notice as may be approved by all the Managers.

(c) Attendance and Waiver of Notice. Attendance of a Manager or an Alternate at any meeting shall constitute a waiver of notice of such meeting, except where a Manager or an Alternate attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

6.5 Quorum; Manner of Acting.

(a) Quorum. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board; provided, that there must be at least one (1) Investor Manager (or Alternate) and one (1) Village Farms Manager (or Alternate) in attendance. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If (i) a quorum is not present at any meeting of the Board within thirty (30) minutes of the meeting’s scheduled start time or (ii) at any time during the meeting of the Board, a quorum ceases to be present, then the Managers present at the meeting shall adjourn the meeting, and the meeting shall be rescheduled upon at least one (1) Business Day’s prior written notice to each Manager. If a meeting is re-scheduled two (2) times as a result of a quorum not being present, the presence of any two (2) Managers shall constitute a quorum; provided, that under no circumstances may any matter constituting a Major Decision be approved at such meeting without the consent of the requisite Member(s) pursuant to Section 6.7.

(b) Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other even if such meeting of the Board is being held in person, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law.

(c) Binding Act. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof; provided, that, in the event only one Designated Manager or Alternate appointed by an Appointing Member is present at a meeting of the Board, such Designated Manager or Alternate may exercise the vote of both of such Appointing Member’s Designated Managers. With respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

(d) Conflicts of Interest. Subject to the final sentence of this Section 6.5(d), a Designated Manager will not be entitled to vote on any matter or execute any written consent in lieu of a meeting with respect to any matter where (i) the Appointing Member of such Designated Manager has a Member Conflict of Interest or (ii) such Designated Manager has a Manager Conflict of Interest. Subject to Section 6.7 and the final sentence of this Section 6.5(d), any matter constituting a Member Conflict of Interest or a Manager Conflict of Interest shall require the approval of a majority of Managers who (A) are not a designee of the applicable Appointing Member that has the Member Conflict of Interest, and (B) do not otherwise have a Manager Conflict of Interest. The disinterested Managers may also require the recusal of a Manager with a Member Conflict of Interest and/or a Manager Conflict of Interest from attendance or discussions at any meeting of the Board if such disinterested Managers reasonably determine in good faith that such recusal is advisable or necessary to protect the interests of the Company or any Company Subsidiary. For the avoidance of doubt, notwithstanding anything to the contrary, nothing set forth in this Section 6.5(d) shall prevent any Designated Manager from voting on, and/or executing any written consent with respect to, any issuance or sale of New Securities offered to the Limited Partners in compliance with the preemptive rights provided for in Article 9 of the Partnership Agreement.

6.6 Action By Written Consent.

Notwithstanding the provisions of Section 6.4 and Section 6.5, any action required or permitted to be taken by the Board (or any committee of the Board) may be taken without a meeting if either (a) a written consent of a majority of the Managers on the Board (or committee) shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one day before such action is taken, or (b) a written consent constituting all of the Managers on the Board (or committee) shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

6.7 Major Decisions.

Notwithstanding the other provisions of this Agreement, the Board and the Company shall not, and shall not permit any Company Subsidiary to, take any action set forth on Schedule C hereto (each such action, a “Major Decision”), including any agreement, filing or other documentation to effect any Major Decision, without the prior written consent of (x) each Initial Investor with an Ownership Percentage of at least fifteen percent (15%) and (y) Village Farms so long as either (a) Village Farms has an Ownership Percentage of at least fifteen percent (15%) or (b) the Lock-up Period has not yet expired.

6.8 Compensation; No Employment.

(a) Each Manager (and each Alternate) shall be reimbursed for their reasonable out-of-pocket expenses incurred in the performance of their duties as a Manager, including in connection with their attendance of any meeting of the Board, pursuant to such policies as from time to time established by the Board.

(b) The Board may set reasonable compensation for the Managers; provided, that all Managers shall receive the same fees.

(c) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

6.9 Committees.

(a) Establishment. The Board may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers; provided, that in no event may the Board designate any committee with all of the authority of the Board. Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in Section 6.9(b). The Board may dissolve any committee or remove any member of a committee at any time.

(b) Limitation of Authority. No committee of the Board shall have the authority of the Board in reference to:

(i) authorizing or making distributions to the partners of the Partnership or distributions to the Members;

(ii) authorizing the issuance of Units or Membership Interests;

(iii) approving a plan of merger or sale of the Company, the Partnership, or any other Company Subsidiary;

(iv) recommending any voluntary dissolution of the Company or the Partnership or a revocation thereof;

(v) filling vacancies in the Board;

(vi) altering or repealing any resolution of the Board that by its terms provides that it shall not be so amendable or repealable;

(vii) any matter requiring the approval of, or any determination by, the Board under the Partnership Agreement; or

(viii) any matter constituting a Major Decision.

6.10 Officers.

The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable; provided, that no Officer shall have the authority of the Board in reference to any matter requiring the approval of, or any determination by, the Board under the Partnership Agreement or this Agreement. No Officer need be a Member or Manager, except that the Chief Executive Officer shall automatically become a Manager pursuant to Section 6.1. Any individual may hold two or more offices of the Company. Each Officer shall hold office until their successor is designated by the Board or until their earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board (acting by majority vote of all Managers other than the Officer being considered for removal, if applicable) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.

6.11 No Personal Liability.

Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Manager or Officer will be obligated personally for any debt, obligation, or liability of the Company or of any Company Subsidiaries, whether arising in contract, tort, or otherwise, solely by reason of being a Manager or Officer.

Article 7
TRANSFER

7.1 General Restrictions on Transfer.

(a) No Transfers of Membership Interests shall be permitted unless approved by the unanimous consent of the Initial Investors and Village Farms; provided, that a Member may transfer its Membership Interest to a Permitted Affiliate Transferee of the applicable holder of Common Units or Preferred Units of the Partnership.

(b) If any Member ceases to be a Permitted Affiliate Transferee of a holder of Common Units or Preferred Units of the Partnership, its Membership Interest shall automatically be cancelled, unless transferred to a different Permitted Affiliate Transferee of the applicable holder of Common Units or Preferred Units of the Partnership.

(c) No Transfer of a Membership Interest to a Person not already a Member shall be deemed completed until the prospective Transferee is admitted as a Member in accordance with Section 4.1(b) hereof.

(d) Notwithstanding any other provision of this Agreement (including Section 7.2), each Member agrees that such Member will not, directly or indirectly, Transfer its Membership Interest, and the Company agrees that it shall not issue any Membership Interest:

(i) to a Non-Qualified Person;

(ii) to any direct or indirect Competitor of the Company or any Company Subsidiary, or to any such Competitor’s Affiliates, as determined in good faith by the Board, other than in connection with a Drag-Along Sale (as defined in the Partnership Agreement) pursuant to the Partnership Agreement or the liquidation, dissolution, or winding up of the Partnership and this Agreement in accordance with the Partnership Agreement and this Agreement;

(iii) except as permitted under the Securities Act and other applicable federal or state securities or blue sky Laws;

(iv) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(v) if such Transfer or issuance would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi) if such Transfer or issuance would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary.

(e) Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(f) For the avoidance of doubt, any Transfer of a Membership Interest permitted by Section 7.2 shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

(g) No Member may pledge its Membership Interest without the prior written consent of the other Members except in connection with any borrowings of the Company arranged by KL Fund. Any pledgee shall agree to be bound by the terms of this Agreement and any other agreement related to the governance of the Company.

7.2 Permitted Transfers.

Subject to Section 7.1(d), the provisions of Section 7.1(a) shall not apply to any of the following Transfers by any Member of such Member’s Membership Interest;

(a) any Transfer to (i) any Affiliate of such Member, or (ii) in the case of any Initial Investor, (A) such Initial Investor’s and its Affiliates’ respective Affiliated investment funds or (B) any fund, investor, entity or account that is managed, sponsored, advised or sub-advised by such Initial Investor or any of its Affiliates; or

(b) any Transfer for which such Member has obtained the prior written consent of the Initial Investors and Village Farms; provided, however, that if any Member that received a Membership Interest pursuant to a Transfer pursuant to this Section 7.2 subsequently ceases to be a Permitted Affiliate Transferee of the original Member (or the applicable limited partner of the Partnership), then such Member shall Transfer its Membership Interest back to the original Member or a Permitted Affiliate Transferee of the original Member.

7.3 Cooperation with Drag-Along Sale.

For further clarity, notwithstanding anything to the contrary herein. to the extent provided for in connection with any Drag-Along Sale representing a purchase and sale of all (but not less than all) of the Partnership, each Member will, if requested by the Dragging Partner (as defined in the Partnership Agreement), Transfer its interest in the Company to the Third Party Purchaser (as defined in the Partnership Agreement) in the Drag-Along Sale for nil or nominal consideration at the consummation of the Drag-Along Sale.

Article 8
COVENANTS

8.1 Confidentiality.

(a) Each Member acknowledges that during the term of this Agreement, they will have access to and become acquainted with confidential information belonging to the Company, the Company Subsidiaries, and their Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing their investment in the Company or performing their duties as a Manager, Officer, employee, consultant, or other service provider of the Company (including under the TSA and/or the SM&D Agreement)) at any time, including use for personal, commercial, or proprietary advantage or profit, either during their association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware.

(b) Nothing contained in Section 8.1(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Members; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 8.1 as if a Member; (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Units or Membership Interest from such Member in accordance with this Agreement and the Partnership Agreement, as long as such Transferee agrees to be bound by the provisions of this Section 9.1 as if a Member; or (viii) by an Initial Investor to its limited partners, owners, co-investors, and prospective investors (provided, however, that if such limited partners, owners, co-investors, and prospective investors are receiving Confidential Information (other than with respect to high-level summary information regarding the Initial Investor’s investment contemplated herein or the operations thereof), such receiving Person shall be informed of the confidential nature of such information and the existence of the confidentiality obligations contained herein.

(c) The restrictions of Section 8.1(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or becomes available to a Member or any of their Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of their Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iv) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member, or any of their respective Representatives; provided, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Member or any of their Representatives.

Article 9
ACCOUNTING; TAX MATTERS

9.1 Information Rights.

The Company shall furnish to each Initial Investor and Village Farms the following reports:

(a) Annual Financial Statements. On or prior to March 15th of each calendar year (or such reasonable later date on which such statements are available), audited consolidated balance sheets of the Company and Company Subsidiaries as at the end of the most recent Fiscal Year and audited consolidated statements of income, cash flows, and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company and Company Subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), any unaudited consolidated balance sheets of the Company and Company Subsidiaries prepared as at the end of each such fiscal quarter and for the applicable Fiscal Year to date, and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the applicable Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) Monthly Management Reports. As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter, a management report showing, among other things, the revenues, operating results, overall results and cash flow on (i) a monthly basis and (ii) compared to the Approved Business Plan (as defined below) of the Company and Company Subsidiaries, all in reasonable detail and all, to the extent applicable, prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

(d) Annual Budget. Promptly following the approval thereof in accordance with this Agreement, the Approved Annual Budget (as defined below), and any amendment thereto, for each Fiscal Year.

9.2 Inspection Rights.

Upon reasonable notice from any Member that has an Ownership Percentage of at least fifteen percent (15%) (a “Qualified Member”), the Company shall, and shall cause its Managers, Officers, and employees to, afford such Qualified Member and their Representatives reasonable access during normal business hours to (i) the Company’s and the Company Subsidiaries’ properties, offices, plants, and other facilities, (ii) the corporate, financial, and similar records, reports, and documents of the Company and the Company Subsidiaries, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters, and communications with Members or Managers, and to permit such Qualified Member and its Representatives to examine such documents and make copies thereof, and (iii) the Company’s and the Company Subsidiaries’ Officers, senior employees, and public accountants, and to afford such Qualified Member and its Representatives the opportunity to discuss and advise on the affairs, finances, and accounts of the Company and the Company Subsidiaries with their Officers, senior employees, and public accountants (and the Company hereby authorizes said accountants to discuss with such Qualified Member and its Representatives such affairs, finances, and accounts).

9.3 Annual Budget and Business Plan.

(a) The Members have approved the initial Annual Budget (the “Initial Budget”) and the initial Business Plan (the “Initial Business Plan”) for the Company and the Company Subsidiaries for the fiscal period beginning on the date hereof and ending on December 31, 2025, which are attached hereto as Exhibit B. Thereafter, the Company shall adopt an Annual Budget and Business Plan for the Company and the Company Subsidiaries in accordance with this Section 9.3. The Initial Budget and Initial Business Plan, and each subsequent Annual Budget and Business Plan approved in accordance with this Section 9.3 are referred to as the “Approved Annual Budget” and the “Approved Business Plan”, as applicable.

(b) The Board shall cause the Company’s management to prepare and submit to the Board for consideration and approval (i) an initial draft (which initial draft must be reasonably comprehensive and well developed) of a proposed Annual Budget and/or Business Plan, as applicable, together with any material supporting documentation therefor, including consultant and market reports, at least forty (40) Business Days prior to the start of the applicable Fiscal Year and (ii) a final draft of such proposed Annual Budget and/or Business Plan, as applicable, for such Fiscal Year at least twenty (20) Business Days after the start of the applicable Fiscal Year; provided, however, that Company management shall (A) provide the Board of Managers with a reasonable opportunity to review such drafts and consult with the Company’s management as to their contents and the basis on which they were prepared and (B) take into account any Manager’s comments to such drafts, which shall be resubmitted to the Board for approval, all in accordance with this Section 9.3. If the Board does not approve by majority approval the proposed Annual Budget and/or proposed Business Plan, as applicable, then the Board shall be deemed to have rejected the proposed Annual Budget and/or proposed Business Plan, as applicable, and shall continue to work with the Company’s management to agree on a revised proposed Annual Budget and/or proposed Business Plan, as applicable, in order to obtain majority approval therefor.

(c) If the Board does not approve the proposed Annual Budget (or any items therein) prior to commencement of the relevant Fiscal Year in accordance with this Section 9.3, then until an Annual Budget is approved for such Fiscal Year in accordance with this Section 9.3, the Annual Budget for such Fiscal Year shall comprise:

(i) those items in the proposed Annual Budget which have been approved in accordance with this Section 9.3;

(ii) any capital expenditure approved under a previous Fiscal Year’s Approved Annual Budget but not spent in a previous Fiscal Year; and

(iii) operating revenues and expenditure equal to the total operating revenues and expenditure in the Approved Annual Budget for the prior Fiscal Year, adjusted in the Board’s good faith discretion to reflect inflation and changes in the Company’s crop mix since the beginning of the prior Fiscal Year.

(d) The Board, by majority approval, may amend the then-current Approved Annual Budget and Approved Business Plan at any time.

9.4 Tax Treatment.

The Company will file an election to be treated as a corporation for U.S. federal income and appliable state tax purposes effective as of its date of formation and shall otherwise take all steps necessary to ensure it is treated as a corporation for U.S. tax purposes.

9.5 Tax Returns.

At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 6.10) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and the Company Subsidiaries own property or do business.

9.6 Company Funds.

All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings, or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

Article 10
DISSOLUTION AND LIQUIDATION

10.1 Events of Dissolution.

The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) the determination of the Board to dissolve the Company;

(b) an election to dissolve the Company made by the Board;

(c) the sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(d) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

10.2 Effectiveness of Dissolution.

Dissolution of the Company shall be effective on the day on which the event described in Section 10.1 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 10.3, and the Certificate of Formation shall have been cancelled as provided in Section 10.4.

10.3 Liquidation.

If the Company is dissolved pursuant to Section 10.1, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) Liquidator. The Board, or, if the Board is unable to do so, a Person selected by the holders of a majority of the Members, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) second, to the establishment of and additions to reserves that are determined by the Liquidator in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members in the same manner as distributions are made under Section 5.1(a).

(d) Discretion of Liquidator. Notwithstanding the provisions of Section 10.3(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.3(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.3(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

10.4 Cancellation of Certificate.

Upon completion of the distribution of the assets of the Company as provided in Section 10.3(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

10.5 Survival of Rights, Duties, and Obligations.

Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to Section 11.3.

10.6 Recourse for Claims.

Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator, or any other Member.

Article 11
EXCULPATION AND INDEMNIFICATION

11.1 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member and each of their controlling Affiliates and (ii) each Manager (or Alternate) or Officer of the Company.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in their capacity as a Covered Person, so long as (i) such action or omission does not constitute fraud or willful misconduct or a breach of this Agreement by such Covered Person as determined by a final judgment, order, or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected), (ii) with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, and (iii) in the case of a Manager (or Alternate) or Officer, such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company (the “Standard of Care”).

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets or liabilities of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act.

11.2 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Member; provided, that each Manager and Officer shall have the fiduciary duties of a director or officer of a Delaware corporation under Applicable Law. Subject to the proviso in the immediately preceding sentence, each of the Members and the Company hereby waives any and all fiduciary duties of the Covered Persons that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at Law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever in this Agreement a Member is permitted or required to make a decision (including a decision that is in such Member’s “discretion” or under a grant of similar authority or latitude), the Member shall be entitled to consider only such interests and factors as such Member desires, including such Member’s own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members, or any other Person. Whenever in this Agreement a Member is permitted or required to make a decision in such Covered Person’s “good faith,” the Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

11.3 Indemnification.

(a) Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Company Subsidiary, any Member, or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii) the fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee, or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee, or agent of any Person, including the Company or any Company Subsidiary;

provided, in each case, that such Covered Person has acted in accordance with the Standard of Care.

(b) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 11.3; provided, that if it is determined by a final, nonappealable order of a court of competent jurisdiction that such Covered Person is not entitled to the indemnification provided by this Section 11.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this Section 11.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 11.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 11.3 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. Except as provided in Section 11.3(f), if any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 11.3 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f) Indemnitor of First Resort. The Company hereby acknowledges that certain Covered Persons (the “Specified Indemnified Persons”) may have or be granted rights to indemnification and advancement of expenses provided by a Member or its Affiliate (directly or by insurance provided by such Person) (collectively, the

“Member Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort of the Specified Indemnified Persons with respect to matters for which indemnification is provided to them under this Agreement and that the Company will be obligated to make all payments due to or for the benefit of a Specified Indemnified Person under this Agreement without regard to any rights that such Specified Indemnified Person may have against a Member Indemnitor. The Company hereby waives and releases any and all equitable and other rights or claims to contribution, subrogation, or indemnification from or against the Member Indemnitors in respect of any amounts paid to a Specified Indemnified Person hereunder. The Company further agrees that no payment of Losses or expenses by any Member Indemnitor to or for the benefit of a Specified Indemnified Person shall affect the obligations of the Company hereunder, and that the Company shall be obligated to repay the Member Indemnitors for all amounts so paid or reimbursed to the extent that the Company has an obligation to indemnify a Specified Indemnified Person for such Losses or expenses hereunder. The Member Indemnitors are third-party beneficiaries of and shall have the power and authority to enforce the provisions of this Section 11.3(f).

(g) Savings Clause. If this Section 11.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 11.3 to the fullest extent permitted by any applicable portion of this Section 11.3 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h) Amendment. The provisions of this Section 11.3 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 11.3 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 11.3 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

11.4 Survival.

The provisions of this Article 11 shall survive the dissolution, liquidation, winding up, and termination of the Company.

Article 12
MISCELLANEOUS

12.1 Expenses.

Except as otherwise expressly provided herein or in the Partnership Agreement, the Framework Agreement, the TSA or the SM&D, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

12.2 Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

12.3 Notices.

All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:

(a) If to the Company, to:

Vanguard Food GP LLC
c/o Charlie Sweat

11035 Lavender Hill Dr. Suite 160 Box #509

Las Vegas, Nevada 89138
Email: [***Redacted – Personally Identifying Information***]
Attention: [***Redacted – Personally Identifying Information***]

with copies to KL Fund, Sweat SPV and Village Farms as provided below.

(b) If to KL Fund, to:

Kennedy Lewis Capital Partners Master Fund II LP

c/o Kennedy Lewis Investment Management

225 Liberty Street, Suite 4210

New York, New York 10281
Email: [***Redacted – Personally Identifying Information***]
Attention: [***Redacted – Personally Identifying Information***]

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Floor 45

New York, New York 10036

Email: [***Redacted – Personally Identifying Information***]

Attention: [***Redacted – Personally Identifying Information***]

(c) If to Sweat SPV, to:

Sweat Equities SPV LLC

c/o Vanguard Food LLC

11035 Lavender Hill Dr. Suite 160 Box #509

Las Vegas, Nevada 89138
Email: [***Redacted – Personally Identifying Information***]
Attention: [***Redacted – Personally Identifying Information***]

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Floor 45

New York, New York 10036

Email: [***Redacted – Personally Identifying Information***]

Attention: [***Redacted – Personally Identifying Information***]

(d) If to Village Farms, to:

Village Farms International, Inc.

90 Colonial Center Parkway

Lake Mary, Florida 32746

Email: [***Redacted – Personally Identifying Information***]

Attention: [***Redacted – Personally Identifying Information***]

with a copy to:

Torys LLP

1114 Avenue of the Americas

New York, New York 10036

Email: [***Redacted – Personally Identifying Information***]

Attention: [***Redacted – Personally Identifying Information***]

(e) If to any other Member, to such Member’s respective mailing address as set forth on the Members Schedule.

Notices will be deemed given (a) three (3) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, (b) on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or (c) upon transmission if sent by email. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice to each other party of a change of address in the manner provided in this Agreement for giving Notice.

12.4 Entire Agreement.

(a) This Agreement, together with the Certificate of Formation, each Joinder Agreement, and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including the Original Agreement.

(b) Other than the Partnership Agreement and Framework Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind by and among any Member(s) relating to this Agreement, including with respect to the exercise or waiver of any Member’s rights hereunder.

12.5 Severability.

If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.

12.6 Successors and Assigns.

Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

12.7 No Third-Party Beneficiaries.

Except as provided in Article 11, which shall be for the benefit of and enforceable by Covered Persons and the Member Indemnitors as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

12.8 Amendment.

(a) No provision of this Agreement may be amended or modified except as approved by the Board and as set forth in an instrument in writing executed by Members holding (or whose Affiliates hold) at least a majority of the outstanding Common Units and Preferred Units of the Partnership on an As-Converted Basis. Any such written amendment or modification will be binding upon the Company and each Member; provided, that an amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to such Member relative to the rights of other Members shall be effective only with that Member’s consent.

(b) Notwithstanding the foregoing, any amendment or modification to an organizational document of the Company or any Company Subsidiary, including this Agreement, that would be reasonably expected to have (i) a disproportionate adverse effect on Village Farms relative to any other Member, (ii) a disproportionate adverse effect on Common Units relative to any other class of Units, or (iii) a material adverse effect on any right specifically provided to Village Farms under any such organizational document, shall, in each case, be effective only with Village Farm’s prior written consent.

(c) Notwithstanding the foregoing, any amendment or modification to an organizational document of the Company or any Company Subsidiary, including this Agreement, that would be reasonably expected to have (i) a disproportionate adverse effect on any Initial Investor relative to any other Member, (ii) a disproportionate adverse effect on Preferred Units relative to any other class of Units, or (iii) a material adverse effect on any right specifically provided to any Initial Investor under any such organizational document, shall, in each case, be effective only with such Initial Investor’s prior written consent.

(d) Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase, or Transfer of a Membership Interest in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

12.9 Waiver.

No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 12.9 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 6.4(c) and Section 12.12 hereof.

12.10 Governing Law.

All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

12.11 Submission to Jurisdiction.

The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 12.3 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

12.12 Waiver of Jury Trial.

Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

12.13 Equitable Remedies.

Each party hereto acknowledges that a breach or threatened breach by such party of any of such party’s obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

12.14 Attorneys’ Fees.

In the event that the Company or any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party or the Company in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses, and court costs.

12.15 Remedies Cumulative.

The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 11.2 to the contrary.

12.16 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.17 Spousal Consent

Each Member who has a Spouse as of the date of such Member’s entry into this Agreement shall cause their Spouse to execute and deliver to the Company a spousal consent in the form of Exhibit C hereto (a “Spousal Consent”), pursuant to which such Spouse acknowledges that they have read and understood the Agreement and agree to be bound by its terms and conditions. If any Member should marry or engage in a Marital Relationship following such Member’s entry into this Agreement, such Member shall cause their Spouse to execute and deliver to the Company a Spousal Consent within thirty (30) days thereof.

12.18 Aggregate of Interests

In calculating a Person’s ownership of interests for the purpose of determining whether such Person shall have satisfied a specified ownership threshold required for certain rights as described herein, the Partnership Agreement, and/or any other agreement, certificate, document, or instrument contemplated hereby or thereby (e.g., an Ownership Percentage), all of such Person’s interests and all of the interests held by such Person’s Affiliates and/or its or their respective Affiliated investment funds and/or any fund, investor, entity, or account that is managed, sponsored, advised, or sub-advised by such Person and/or its Affiliates, shall be aggregated for the purposes of such determination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Company:
VANGUARD FOOD GP LLC
By:	/s/ Charles Monroe Sweat
Name: Charles Monroe Sweat Title: President

The Members:
SWEAT EQUITIES SPV LLC
By:	/s/ Charles Monroe Sweat
Name: Charles Monroe Sweat Title: President

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND II LP
By:	/s/ Anthony Pasqua
Name: Anthony Pasqua Title: Authorized Signatory

VILLAGE FARMS INTERNATIONAL, INC.
By:	/s/ Stephen C. Ruffini
Name: Stephen C. Ruffini Title: EVP and CFO

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